EXHIBIT 99.1

EXPLANATION OF RESPONSES

(1)
Pursuant to the Agreement and Plan of Merger, dated December 17, 2025 (the “Merger Agreement”), by and among Udemy, Inc., a Delaware corporation (“Issuer”), Coursera, Inc., a Delaware public benefit corporation (“Coursera”), and Chess Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Coursera (“Merger Sub”), effective as of May 11, 2026, Merger Sub merged with and into Issuer (the “Merger”), with Issuer surviving the Merger. Pursuant to the Merger Agreement, at the effective time of the Merger, each share of common stock, par value $0.00001 per share, of Issuer (“Shares”), held by the Reporting Person, was converted into the right to receive 0.800 share of common stock, par value $0.00001 per share, of Coursera.

(2)
For purposes of the exemption under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended , the Board of Directors of the Issuer approved the disposition of any direct or indirect pecuniary interest in any and all of the securities of the Issuer by the reporting person as a result of or in connection with the transaction reported in this Form 4.

(3)
Prior to the Merger, the Funds (defined below) collectively hold 38,032,260 Shares. Grace Software Cross Fund Holdings, LLC (“Grace”) holds 984,909 Shares, Insight Venture Partners (Cayman) VII, L.P. (“Cayman VII”) holds 10,654,754 Shares, Insight Venture Partners (Delaware) VII, L.P. (“Delaware VII”) holds 1,530,921 Shares, Insight Venture Partners VII (Co-Investors), L.P. (“Co-Investors VII”) holds 560,198 Shares, Insight Venture Partners VII, L.P. (“IVP VII”) holds 24,203,192 Shares and Insight Partners Public Equities Master Fund, L.P. (“IPPE Master Fund”, and together with Grace, Cayman VII, Delaware VII, Co-Investors VII and IVP VII, collectively the “Funds”) holds 98,286 Shares.

The reporting person is a member of the board of managers of Insight Holdings Group, LLC (“Holdings”). Holdings is the sole shareholder of Insight Venture Associates VII, Ltd. (“IVA VII Ltd”), IVA VII Ltd is the general partner of Insight Venture Associates VII, L.P. (“IVA VII LP”), IVA VII LP is the general partner of each of Cayman VII, Delaware VII, Co-Investors VII and IVP VII (collectively, the “IVP VII Entities”). Holdings is the sole shareholder of Insight Associates XI, Ltd. (“IA XI Ltd”), IA XI Ltd is the general partner of Insight Associates XI L.P. (“IA XI LP”) and IA XI LP is the manager of Grace. Holdings is the sole shareholder of Insight Falcon Associates, Ltd. (“Falcon Ltd”), which is in turn the general partner of Insight Falcon Partners (A), L.P. (“Falcon LP”), which is in turn the sole member of Insight Venture Management, LLC (“IVM”), which is in turn the sole member of Insight Partners Public Equities GP, LLC (“IPPE GP”) and IPPE GP is the general partner of IPPE Master Fund.

(4)
All Shares indicated as indirectly owned by the reporting person are included herein because the reporting person is a member of the board of managers of Holdings, Holdings is the sole shareholder of IVA VII Ltd, IVA VII Ltd is the general partner of IVA VII LP and IVA VII LP is the general partner of IVP VII Entities, Holdings is the sole shareholder of IA XI Ltd, IA XI Ltd is the general partner of IA XI LP and IA XI LP is the manager of Grace, Holdings is the sole shareholder of Falcon Ltd, Falcon Ltd is the general partner of Falcon LP, Falcon LP is the sole member of IVM, IVM is the sole member of IPPE GP and IPPE GP is the general partner of IPPE Master Fund, and the reporting person therefore may be deemed to share voting and dispositive power over such Shares. The reporting person disclaims beneficial ownership of all Shares held of record by the Funds, except to the extent of his pecuniary interest therein.